OPERATING AGREEMENT


         THIS OPERATING AGREEMENT (the "Agreement") is made effective this 1st day of March, 2004 by and among GEOTEC THERMAL GENERATORS, INC., a Florida corporation ("Geotec"), with its principal offices located at 1615 South Federal Highway, Suite 101, Boca Raton, Florida 33432; and TELCO ENERGY CORPORATION, a Nevada corporation ("TelcoEnergy"), with its principal offices located at 120 Alpine Road, West Palm Beach, Florida 33405.

         WHEREAS, Geotec has entered into a letter of intent dated February 23, 2004 with TelcoEnergy, which contemplates the acquisition of 80% of the capital interest of Geotec by TelcoEnergy pursuant to a merger or stock purchase acquisition (the "Acquisition"); and

         WHEREAS, pending the completion of the Acquisition and in order to facilitate certain financing arrangements, the parties believe that it will be in their respective interests for various day-to-day operations of Geotec to be subject to the supervision of the operator pending completion or termination of the proposed Acquisition;

         NOW, THEREFORE, the parties agree as follows:

         1. Board of Directors. The Board of Directors of Geotec currently consists of Richard Lueck and Daniel Pepe. Mr. Pepe will resign as a member of the Board of Directors effective upon execution of this Agreement, in favor of Mr. Peter Knollenberg. Geotec shares owned by Mr. Pepe will become free trading after 90 days. Mr. Pepe agrees to sell a maximum of 25% of his shares each quarter thereafter. Mr. Pepe agrees to give TelcoEnergy the right to facilitate the sale of his shares outside the public market, at no more than a 10% discount from the bid price, within three days of his providing notification to sell. Mr. Pepe will be reimbursed the dollar amount of said discount with 144 restricted Geotec shares. If for any reason the Acquisition is not completed, the operator will submit the resignation of its Director, in favor of Mr. Pepe, as well as the resignation of any additional Directors it may have added to the Board.

         2. Bank Account. Pending completion of the Acquisition, certain financing may be completed in the name of Geotec through the operator. The parties agree that any proceeds received from such financing will be deposited in a special account established by the operator in the name of Geotec or other entity in which the operator is the signatory or co-signatory on the account.

         3. Operator. Geotec appoints TelcoEnergy as the operator for the purpose of overseeing the administrative operations of Geotec pending completion of the Acquisition. The operator shall oversee the administration of Geotec's business consistent with normal and standard business practices and shall be solely responsible for:

            a. Ensuring that no action is taken which would diminish the value of the assets of Geotec;

            b. Ensuring that all of Geotec's business and administrative expenses incurred as the operator, including, but not limited to, accounting, lease expenses, insurance, office supplies, payroll services, telephone charges and other utility expenses are provided for by Geotec;

            c. Ensuring that all of Geotec's taxes due and owing to federal, state and local authorities are paid on a timely basis out of Geotec's funds;

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            d.      Maintaining supervision to ensure that accurate records of all receipts of income and disbursements of expenses in connection with Geotec's business are maintained and available for inspection by Geotec executive personnel during the term of this Agreement, and maintaining all Securities and Exchange Commission reports and filings, on a timely basis.

         4. Compensation. The operator shall not be compensated for his services under this Agreement.

         5. Term. This Agreement shall terminate upon completion of the Acquisition provided, however, that if the Acquisition is not consummated by July 1, 2004, this Agreement shall automatically terminate unless the parties agree to a further extension. Both parties agree to proceed in good faith and make best effort to finalize the acquisition.

         6. Continuation of Services of Management. Richard Lueck shall continue as an active employee of the Corporation at his current salary level and report to the operator during the term of this Agreement. Dan Pepe will be paid $5,000 per month as a consultant to the operator during the term of this Agreement.

         7. Independent Contractor Status. Geotec and the operator agree that the operator will perform all of the services as an independent contractor and not as a joint venturer or partner of Geotec.

         8. Conduct. At all times during the term of this Agreement, the operator and its agents will act in accordance with all applicable federal, state and local laws and regulations.

         9. Confidential Information and Inventions. Each of the parties has previously executed or will execute nondisclosure agreements with the other regarding the disclosure of proprietary and confidential information. Such agreements shall remain in effect and continue to apply with regard to the exchange of information hereunder that constitutes confidential information under the terms of such agreements, respectively.

         10.Miscellaneous.

            10.1. Entire Agreement. This document constitutes the entire agreement among the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement that are not fully expressed herein.

            10.2. Non-Assignability. This Agreement shall not be assigned by any party without the prior written consent of the other parties.

            10.3. Hold Harmless. Geotec and Telco mutually agree to hold each other harmless for any action taken by the other party pursuant to the terms of this agreement.

            10.4. Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of, and be binding on, the successors and assigns of the respective parties.

            10.5. Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given
(i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail,

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(iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one day delivery, with receipt confirmed by the courier, or
(iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth above or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

            10.6. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

            10.7. Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of the State of Florida, excluding its conflict of laws rules.

                                            GEOTEC THERMAL GENERATORS, INC.



                                            By: /s/ Dan Pepe
                                                -------------
                                                    Dan Pepe
                                                    Chairman and President




                                            TELCO ENERGY CORPORATION



                                            By: /s/ Peter Knollenberg
                                                ---------------------
                                                    Peter Knollenberg
                                                    Chairman and President


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